Exhibit 99.1

FORTEM RESOURCES INC. PROVIDES CORPORATE UPDATE

May 26, 2020 – Fortem Resources Inc. (TSXV: FTM; OTCQB: FTMR) (the “Company” or “Fortem”) would like to provide its shareholders with a general corporate update. Company management has been working diligently and extensively with the Alberta Securities Commission (“ASC”) to process the revocation of the Cease Trade Order (“CTO”) issued by the ASC. The Company continues to respond to comments from the ASC and feels confident that it will be able to obtain a resolution to the CTO in the near future. In the meantime, the Company continues to maintain its day to day operations and is current with all its required filings. The Company is also pleased to announce that is has commenced working on the audit of its annual financial statements for the year ended February 29, 2020 and looks forward to filing these as soon as they are prepared.

Chief Operating Officer, Michael Caetano comments: “It’s been almost a year since the issuance of the CTO against the Company, which has prevented us from moving forward on various plans. Despite the unexpected turbulence brought by the CTO and current markets conditions, management of the Company continues to look towards building the Company according to plan while at the same time seeking new energy opportunities. We thank all our shareholders for their patience’s and understanding.”

Utah Assets

On May 22, 2020, but effective as of March 1, 2017, the Company’s wholly-owned subsidiary Black Dragon Energy, LLC (“Black Dragon”) entered into a Fifth Amendment to Purchase and Sale Agreement (the “BD Amendment”), which amended the terms of the Purchase and Sale Agreement dated effective March 1, 2017 (the “BD PSA”), between WEM Dragon, LLC (“WEM”) and Black Dragon with respect to the Moenkopi Formation and has the effect of:

●	postponing the payment of the remaining US$3.8M owed under the BD PSA relating to certain of its Utah property interests (Moenkopi Formation) until receipt of one or more financings by the Company (or certain of its subsidiaries), in which case the Company must pay 12.5% of the proceeds of each financing close until payment in full;

●	extending the outside date of full payment of the remaining US$3.8M to August 1, 2020;

●	extending the “Obligation Deadline” for drilling obligations to August 1, 2020;

●	requiring the Company to re-enter and perform workover operations reasonably aimed at cleaning out the bore of the Wellington Flats Well and restoring that well to production on or prior to August 1, 2020; and

●	extending the deadline for bond replacement to August 1, 2020.

In connection with the BD Amendment, the Company entered into a Ratification of Purchase and Sale Agreement with WEM on May 22, 2020 but effective March 1, 2017, whereby the Company ratified, adopted and approved the BD Amendment.

Purchase and Sale Agreement – Rolling Rock Resources, LLC

On May 22, 2020, but effective as of March 1, 2017, our wholly-owned subsidiary Rolling Rock Resources, LLC (“Rolling Rock”) entered into a Sixth Amendment to Purchase and Sale Agreement (the “RR Amendment”), which amended the terms of the Purchase and Sale Agreement dated effective March 1, 2017 (the “RR PSA” and, together with the BD PSA, the “Purchase Agreements”), between Rockies Standard Oil Company, LLC (“RSOC”) and Rolling Rock with respect to the Mancos Formation and has the effect of:

●	postponing the payment of the remaining US$5.3M owed under the RR PSA relating to certain of its Utah property interests (Mancos Formation) until receipt of one or more financings by the Company (or certain of its subsidiaries), in which case the Company must pay 12.5% of the proceeds of each financing close until payment in full;

●	extending the payment of an additional US$300,000 as the Workover Funds on or before August 1, 2020 (which Workover Funds are separate from and in addition to the cash consideration of US$5.3M);

●	extending the outside date of full payment of the remaining US$5.3M to August 1, 2020;

●	extending the “Obligation Deadline” for drilling obligations to August 1, 2020; and

●	extending the deadline for bond replacement to August 1, 2020.

In connection with the RR Amendment, the Company entered into a Ratification of Purchase and Sale Agreement with RSOC on May 22, 2020 but effective March 1, 2017, whereby the Company ratified, adopted and approved the RR Amendment.

COVID-19

During these unprecedented times, management of the Company has taken actions to minimize the risks imposed by the novel strain of coronavirus, COVID-19, for both employees and people interacting with the Company’s programs and activities. Although there are no known or suspected cases of the virus reported at any of the Company’s workplaces in Canada or USA, Fortem is following government health protocols and is closely monitoring its activities. Fortem has implemented a formal work from home protocol until it is safe to return to its workplaces.

About Fortem Resources Inc.

Fortem is a Nevada oil and gas corporation, which holds properties in Alberta and Utah. The Company is engaged in the exploration, development and production of crude oil and natural gas in the Western Canadian Sedimentary Basin and Utah in the United States. The Company is seeking North American and International expansion through an acquisition strategy.

For further information about Fortem, please visit the company website at www.fortemresources.com or email info@fortemresources.com.

On behalf of the Board of Directors,

FORTEM RESOURCES INC.

“Michael Caetano”

Michael Caetano
Chief Operating Officer
Tel: (403) 241-8912

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Forward Looking Statements

This press release contains forward-looking statements. The use of any of the words including but not exclusive to “anticipate”, “continue”, “estimate”, “expect”, “may”, “will”, “project”, “intends”, “should”, “believe” and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this press release include, but are not limited to, statements regarding: (i) the CTO and revocation thereof; (ii) the preparation of the Company’s financial statements for the year ended February 29, 2020; (iii) the Company’s business plan going forward; and (iv) the fulfilment of the payment and other obligations as required under the Purchase Agreements, each as amended. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable, are subject to known and unknown risks, uncertainties, and other factors which may cause the actual results and future events to differ materially from those expressed or implied by such forward-looking statements. Such factors include, but are not limited to: (i) the inability to revoke the CTO; (ii) the inability to raise funds sufficient to close on each of the Purchase Agreement; (iii) the inability for the Company to execute its business plan; and (v) general market conditions. Although the Company believes that the expectations and assumptions on which such forward looking information is based are reasonable, undue reliance should not be placed on the forward looking information because the Company can give no assurance that they will prove to be correct. Forward looking statements contained in this press release are made as of the date of this press release. The Company disclaims any intent or obligation to update publically any forward looking information, whether as a result of new information, future events or results or otherwise, other than as required by applicable securities laws. Readers should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents the Company files with the SEC, available at www.sec.gov, and on the SEDAR, available at www.sedar.com.